Filed Pursuant to Rule 424(b)(5)
Registration No.:  333-195585

2,400,000 Shares of Common Stock

Motorcar Parts of America, Inc.

$26.00 per share

We are offering 2,400,000 shares of our common stock. Our common stock is listed on the NASDAQ Global Select Market under the symbol “MPAA.” On August 26, 2014, the closing price of our common stock was $27.84 per share.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should review carefully the information described under the heading “Risk Factors” beginning on page S-8 of this prospectus supplement and on page 3 of the accompanying prospectus.

	Per Share	Total
Public offering price	$26.00	$62,400,000.00
Underwriting discounts and commissions (1)	$1.56	$3,744,000.00
Proceeds, before expenses, to us	$24.44	$58,656,000.00

(1)	See “Underwriting” for additional information regarding underwriting compensation.

We have granted the underwriters an option to purchase up to an additional 360,000 shares of common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Craig-Hallum Capital Group	Roth Capital Partners
Co-Manager
B. Riley & Co.

The date of this prospectus is August 27, 2014

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus, as well as the information incorporated by reference herein and therein, carefully before you invest in our common stock. These documents contain important information that you should consider before making your investment decision. This prospectus supplement and the accompanying prospectus contain the terms of this offering of common stock. The accompanying prospectus contains information about our securities generally, some of which does not apply to the common stock covered by this prospectus supplement. This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with any information contained in or incorporated by reference in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the inconsistent information contained in or incorporated by reference in the accompanying prospectus.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus before making your investment decision. You should also read and consider the additional information incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision. See “Information Incorporated by Reference” in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the Securities and Exchange Commission, or the SEC. Neither we nor the underwriters have authorized any other person to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. Neither we nor the underwriters are making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless this prospectus supplement otherwise indicates or the context otherwise requires, the terms “our,” “us,” “we” and the “Company” as used in this prospectus supplement refer to Motorcar Parts of America, Inc. and its consolidated subsidiaries. Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the option to purchase additional shares granted to the underwriters is not exercised in whole or in part.

This prospectus supplement and the accompanying prospectus contain registered trademarks that are the exclusive property of their respective owners, which are companies other than us. None of the owners of these trademarks, their affiliates or any of their respective officers, directors, agents or employees, has or will have any responsibility or liability for any information contained in this prospectus or the accompanying prospectus supplement.

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INFORMATION INCORPORATED BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement and the accompanying prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained, or incorporated by reference, in this prospectus supplement or in the accompanying prospectus.

We incorporate by reference into this prospectus supplement and the accompanying prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, filed with the SEC on June 16, 2014, as amended by the Annual Report on Form 10-K/A, filed with the SEC on July 29, 2014;
•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, filed with the SEC on August 11, 2014;
•	our Current Reports on Form 8-K filed with the SEC on April 3, 2014, April 17, 2014, June 16, 2014 (relating to Items 1.01 and 5.01) and August 27, 2014; and
•	the description of the common stock included in our registration statement on Form 8-A, filed with the SEC on January 27, 1994, including any amendments or reports filed with the SEC for the purpose of updating such description.

We are also incorporating by reference additional documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, on or after the date of this prospectus supplement and before the termination of this offering. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC. The documents incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, filed with the SEC on June 16, 2014 as amended by the Annual Report on Form 10-K/A, filed with the SEC on July 29, 2014, contain important information about us.

You should read “Information Incorporated by Reference” in the accompanying prospectus for information about how to obtain the documents incorporated by reference.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read carefully this entire prospectus supplement and the accompanying prospectus, as well as the documents we incorporate by reference, including the section entitled “Risk Factors” beginning on page S-8 of this prospectus supplement and page 3 of the accompanying prospectus and our consolidated financial statements and the financial statements and the related notes, before making an investment decision.

Motorcar Parts of America, Inc.

Business Overview

We are a multi-line producer and supplier of remanufactured and new products, focused on non-discretionary replacement parts for the automotive aftermarket. We sell our products predominantly in North America to the largest auto parts retail and traditional warehouse chains and to major automobile manufacturers for both their aftermarket programs and their warranty replacement programs.

The aftermarket for automobile parts is divided into two markets. The first market is the do-it-yourself, or DIY, market, which is generally serviced by the large retail chain outlets. Consumers who purchase parts from the DIY channel generally install parts into their vehicles themselves. In most cases, this is a less expensive alternative than having the repair performed by a professional installer. The second market is the professional installer market, commonly known as the do-it-for-me, or DIFM, market. This market is serviced by the traditional warehouse distributors, the dealer networks, and the commercial divisions of retail chains. Generally, the consumer in this channel is a professional parts installer. Our products are distributed to both the DIY and DIFM markets.

While both markets continue to grow and we continue to grow in both markets, we have distribution channels with all of the major retailers and have grown share with them. In particular as we introduce our new products we are leveraging our existing distribution channels. The DIFM market is growing faster and is an attractive opportunity for growth. We are positioned to benefit from this market opportunity in three ways: (i) our auto parts retail customers are expanding their efforts to target the DIFM market, (ii) we sell our products under private label and our own brand names directly to suppliers that focus on professional installers, and (iii) we sell our products to original equipment manufacturers for distribution to the professional installer both for warranty replacement and their general aftermarket channels. We have been successful in growing sales to this market.

Products

Our products include rotating electrical products such as alternators and starters and wheel hub assemblies and bearings.

Starters and Alternators

Starters and alternators are the primary products in our rotating electrical business. The starters and alternators are remanufactured final goods that meet or exceed original equipment manufacturer specifications. We obtain used automotive parts, or Cores, an essential material for our remanufacturing operations, primarily from our customers and core brokers. Our customers grant credit to the consumer when the used part is returned to them, and we in turn provide a credit to the customers upon return to us. These remanufactured parts can cost up to 75% less than a new replacement part. Cores must be completely disassembled, cleaned and examined. Components that fall below standard are replaced with new or remanufactured components. We expect this segment to remain strong due to the increasing age of vehicles and the expected growth in the number of over 10-year old vehicles over the next several years.

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Wheel Hub Assemblies and Bearings

Our wheel hub assemblies feature original equipment bearing design, integrated G111 induction hardened, raceway technology and heavy duty seal design for consistent quality and performance. The wheel hub contains anti-lock braking mechanisms, which have become more popular on vehicles during the last decade, and more recently, anti-lock braking technology is being applied to rear wheels which should enhance the category’s growth rate. This technology has become standard on vehicles during the last decade and these vehicles are reaching their prime replacement stages. This category has similar failure rate characteristics as rotating electrical. As cars age, failure rates grow significantly. Industry research indicates that this category will grow at approximately 7% annual compound growth rate. Our line of our all-new bearings features form, fit and finish to provide optimal performance and bearing longevity.

Recent Developments

First Quarter Results

Our results for the quarter ended June 30, 2014 reflected continued growth of our rotating electrical and wheel hub business. Net sales for the fiscal 2015 first quarter increased 25.3 percent to $63.0 million from $50.2 million for the same period a year earlier. The increase in net sales was due to growth in both rotating electrical products and the benefits of a full quarter of wheel hub sales, which commenced in late June 2013. Net income for the quarter was $3.9 million, or $0.25 per diluted share, compared with a net income of $101.0 million, or $6.91 per diluted share, a year ago, which reflects a gain on the deconsolidation of the company's discontinued under car business. Non-GAAP adjusted net income for the quarter was $4.7 million, or $0.30 of earnings per diluted share, compared with a net income of $3.2 million, or $0.22 of earnings per diluted share, a year ago.

Introduction of New Brake Master Cylinders Product Line

We recently introduced a new product line of brake master cylinders and commenced shipments to customers in July 2014. This product line expansion follows the introduction of our wheel hub product line launched in June 2013. It is estimated that 1.1% of vehicles have their master cylinders replaced on an annual basis. For vehicles that are over 12 years old, the failure rate almost doubles to approximately 2.0%. As the car population ages, we expect this category to continue to grow.

The Market

In 2010, the International Trade Administration estimated the overall value of remanufactured parts in the U.S. to be $40 billion. In 2011, the Department of Commerce forecasted the entire automotive aftermarket to be a $196 billion industry. The size of the aftermarket parts business is estimated to be more than $110 billion in North America, and $336 billion globally, at the manufacturing price level, with the rotating electrical segment estimated to be $1.4 billion and the wheel hub and bearing business estimated to be $900 million. There are currently 246 million vehicles in the U.S. and the average age of these vehicles is approximately 11 years. We believe the market for replacement parts is primarily driven by the age of vehicles and the miles driven. The automotive aftermarket is not affected by the price and cost cut pressures from automakers that afflict the original equipment supply chain. The health of the industry is instead influenced by the ability to get or keep cars in circulation, the cost of fuel, the amount of unperformed maintenance, and the number of vehicles reaching aftermarket age. While an aged vehicle population is favorable today, miles driven continues to fluctuate primarily based on fuel prices. We believe demand and replacement rates for aftermarket automotive parts generally increase with the age of vehicles and increases in miles driven.

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The remanufacturing industry consists of 2,000 to 3,000 remanufactured automotive parts companies that operate in the U.S., ranging from small companies with only a few employees to assembly line operators. Remanufactured auto parts represent a cheaper alternative to new and used vehicles as motorists seek cheaper alternatives to new parts or vehicle replacement. The production process transforms these end-of-life products into like-new goods with comparable performance and durability. Remanufacturing also significantly reduces the volume of excess material entering the waste stream by diverting retired resources to the remanufacturing process. In effect, remanufacturing reduces the amount of raw materials consumed, uses less energy and decreases the amount of harmful emissions when compared with producing a new part. Components require replacement as vehicles wear and depreciate over time and may need to be replaced due to age or failure based on overall quality and durability. The remanufactured electrical system parts segment consists mainly of starters and alternators that comprise approximately 40% of the $5 billion auto parts remanufacturing industry. Most recently, we have entered the brake master cylinder market, which is estimated to be $500 million of revenues at the retail level. We believe that the wheel hub and bearing segment represents a $900 million opportunity in North America and is one of the fastest growing categories in the aftermarket.

Financial Summary

The following tables set forth, for the periods and dates indicated, our summary financial data. The summary financial data has been derived from our audited historical consolidated financial statements and accompanying notes for the years ended March 31, 2014 and 2013 and quarters ending June 30, 2014 and 2013. The results included here are not necessarily indicative of future performance.

	Twelve Months Ended March 31,		Three Months Ended June 30,
(Dollar amounts in thousands)	2014	2013	2014	2013

Net sales	$258,668	$213,151	$62,975	$50,245
Cost of sales	177,103	143,810	45,159	34,231
Gross profit	81,566	69,341	17,816	16,014
Operating expenses:
General and administrative	39,684	25,807	5,392	9,632
Selling and marketing	7,838	7,290	1,826	1,731
Research and development	1,940	1,930	522	549
Total operating expenses	49,462	35,027	7,740	11,912
Operating income	32,104	34,314	10,076	4,102
Interest expense, net	18,289	12,324	3,413	3,925
Income from continuing operations before income tax expense	13,815	21,990	6,663	177
Income tax expense	7,333	7,432	2,714	74
Income from continuing operations	6,482	14,558	3,949	103
Income (loss) from discontinued operations	100,877	(106,069)	-	100,877
Net income (loss)	$107,359	$(91,511)	$3,949	$100,980
Adjusted net income (1)	$21,258	$13,753	$4,719	$3,242

(Footnotes on the following page.)

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(1) Reconciliation of Non-GAAP Financial Measures:

	Twelve Months Ended March 31,		Three Months Ended June 30,
(Dollar amounts in thousands)	2014	2013	2014	2013

GAAP net income (loss), as reported	$107,359	$(91,511)	$3,949	$100,980
Adjustments:
(Income) loss from discontinued operations	(100,877)	106,069	-	(100,877)
Net sales:
Return, stock adjustment and rebates accruals	1,412	-
Customer allowance - cost of new business	-	-	442	-
New product line returns and stock adjustment accruals	-	-	-	712
Cost of goods sold:
Cost of stock adjustment accrual and discontinued subsidiaries costs	(29)	-	-	-
New product line start-up costs	-	-	189	-
Lower of cost or market revaluation - cores on customers’ shelves	-	-	731	-
Cost of stock adjustment accrual	-	-	-	(354)
Operating expenses:
Discontinued subsidiaries legal, severance and other costs	4,056	-	560	2,067
Financing and other fees	-	3,384	-	-
Share-based compensation expense	969	1,010	498	125
Mark-to-market losses (gains)	11,069	(414)	(1,347)	2,303
Discontinued subsidiaries sales and marketing expenses	21	-	-	21
Consulting fees, research and development	75	75	-	75
Interest:
Discontinued subsidiaries supplier revolving credit line interest and write-off prior deferred loan fees	3,462	-	-	189
Discontinued subsidiaries related interest expense less intersegment interest income	-	(3,499)
Tax effected at 39% tax rate (a)	(6,259)	(1,361)	(303)	(1,999)
Adjusted net income	$21,258	$13,753	$4,719	$3,242

(a) Tax effect at 39% of the income from continuing operations before income tax expense (reflecting the adjustments)

Corporate Information

We are incorporated under the laws of the State of New York. Our principal executive offices are located at 2929 California Street, Torrance, California 90503, and our telephone number is 310-212-7910. We maintain an Internet website at www.motorcarparts.com. The information contained in, or accessible from, our website is not a part of this prospectus supplement.

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THE OFFERING

Common stock offered by us	2,400,000 shares of common stock, par value $.01 per share.

Option to purchase additional shares	We have granted to the underwriters an option, which is exercisable within 30 days from the date of this prospectus supplement, to purchase up to 360,000 additional shares of common stock to cover over-allotments, if any.

Common stock outstanding immediately after this offering	17,486,888 shares of common stock, or 17,846,888 shares of common stock, if the underwriters exercise in full their option to purchase up to 360,000 additional shares of common stock.

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $58.1 million after deducting underwriting discounts and estimated offering expenses payable by us ($66.9 million if the underwriters exercise in full their option to purchase additional shares of common stock). We intend to use the net proceeds from this offering of common stock for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk Factors	See the information described under the heading “Risk Factors” beginning on page S-8 of this prospectus supplement and other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before investing in our common stock.

Dividend Policy	We have never declared or paid dividends on our common stock. The declaration of any prospective dividends is at the discretion of the Board of Directors and will be dependent upon sufficient earnings, capital requirements and financial position, general economic conditions, state law requirements and other relevant factors. Additionally, our agreement with our lenders prohibits the payment of dividends, except stock dividends, without the lenders’ prior consent.

NASDAQ Global Select symbol	MPAA

The number of shares of common stock that will be outstanding immediately after this offering is based on 15,086,888 shares outstanding as of August 26, 2014 and excludes:

•	1,157,973 shares of our common stock reserved for future issuance under our 2010 Incentive Plan award and 323,885 shares of common stock reserved under our 2014 Non-Employee Director Incentive Award Plan, and

•	458,250 shares to be issued under our 2003 Long-Term Incentive Plan, 183,000 shares to be issued under our 2004 Non-Employee Director Stock Options Plan, and 859,005 shares to be issued under our 2010 Incentive Award Plan upon the exercise of outstanding options, warrants and rights pursuant to each respective plan.

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RISK FACTORS

An investment in our securities involves a high degree of risk, including the risks described below and set forth in the “Risk Factors” section of the Form 10-K for the fiscal year ended March 31, 2014, filed with the SEC on June 16, 2014 as amended by the Annual Report on Form 10-K/A, filed with the SEC on July 29, 2014, which is incorporated by reference herein. You should carefully consider these risks, along with the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the related notes, before deciding to invest in shares of our common stock. You could lose all or part of your investment in the securities.

Risks Related to the Offering

Our management will have broad discretion over the use of the net proceeds from this offering.

We currently intend to use the net proceeds from this offering for working capital and other general corporate purposes. We have not determined the amounts we plan to spend for various working capital and general corporate purposes or the timing of these expenditures. Accordingly, our management will have considerable discretion in the application of the net proceeds from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds from this offering are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or market value. Until the net proceeds are used, they may be placed in investments that do not produce income or that lose value.

Anti-takeover provisions under New York law and our charter documents could delay or prevent a change of control and could also limit the market price of our stock.

The provisions of New York law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that securityholders may otherwise deem to be in their best interests.

As a New York corporation, we are subject to New York law, including Section 912 of New York Business Corporation Law. In general, Section 912 prohibits persons deemed “interested shareholders” from engaging in a “business combination” with a New York corporation for five years following the date these persons become interested shareholders unless the business combination is, or the transaction in which the person became an interested shareholder was, approved in a prescribed manner or another prescribed exception applies. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

Future sales of our securities could cause our stock price to decline.

If we or our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decrease. The perception in the public market that we or our stockholders might sell shares of our common stock could also depress the market price of our common stock. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

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We do not currently intend to pay dividends on our common stock, and any return to investors is expected to come, if at all, only from potential increases in the price of our common stock.

At the present time, we intend to use available funds to finance our operations. Accordingly, while payment of dividends rests within the discretion of our board of directors, no cash dividends on our common shares have been declared or paid by us and we have no intention of paying any such dividends in the foreseeable future. In addition, our credit agreement limits our ability to pay dividends to shareholders without the prior written consent of the required lenders. Any return to investors is expected to come, if at all, only from potential increases in the price of our common stock.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $58.1 million, after deducting underwriting discounts and commissions and estimated offering expenses (or approximately $66.9 million if the underwriters’ option to purchase additional shares is exercised in full, after deducting underwriting discounts and commissions and estimated offering expenses). The net proceeds from this offering will be used for working capital and other general corporate purposes.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus supplement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to the risks outlined in detail under the heading “Risk Factors” in our Annual Report on Form 10-K, filed with the SEC on June 16, 2014 as amended by the Annual Report on Form 10-K/A, filed with the SEC on July 29, 2014, and under the caption “Risk Factors” on page S-8 of this prospectus supplement, and in the reports we file from time to time with the SEC and incorporated by reference herein, including, but not limited to, the following factors:

•	concentration of sales to certain customers;

•	changes in our relationship with any of our major customers;

•	the increasing customer pressure for lower prices and more favorable payment and other terms;

•	the increasing demands on our working capital;

•	the significant strain on working capital associated with large remanufactured core inventory purchases from customers;

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•	our ability to obtain any additional financing we may seek or require;

•	our ability to achieve positive cash flows from operations;

•	potential future changes in our previously reported results as a result of the identification and correction of errors in our accounting policies or procedures or the potential material weaknesses in our internal controls over financial reporting;

•	lower revenues than anticipated from new and existing relationships;

•	our failure to meet the financial covenants or the other obligations set forth in our bank credit agreements and the banks’ refusal to waive any such defaults;

•	any meaningful difference between projected production needs and ultimate sales to our customers;

•	increases in interest rates;

•	changes in the financial condition of any of our major customers;

•	the impact of higher gasoline prices;

•	the potential for changes in consumer spending, consumer preferences and general economic conditions;

•	increased competition in the automotive parts industry, including increased competition from Chinese and other offshore manufacturers;

•	difficulty in obtaining used cores and component parts or increases in the costs of those parts;

•	political, criminal or economic instability in any of the foreign countries where we conduct operations;

•	currency exchange fluctuations;

•	unforeseen increases in operating costs; and

•	other factors discussed in the prospectus and the information incorporated by reference.

Except as otherwise required by the federal securities laws, the Company disclaims any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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UNDERWRITING

 We are offering the shares of common stock described in this prospectus supplement and the accompanying prospectus through the underwriters listed below. Craig-Hallum Capital Group LLC and Roth Capital Partners, LLC are acting as the book-running managers of this offering and Craig-Hallum Capital Group LLC is acting as representative of the underwriters. The underwriters named below have agreed to buy, subject to the terms of the underwriting agreement, the number of shares of common stock listed opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option described below.

Underwriter	Number of Shares
Craig-Hallum Capital Group LLC	1,320,000
Roth Capital Partners, LLC	660,000
B. Riley & Co., LLC	420,000
Total	2,400,000

The underwriters have advised us that they propose to offer the shares of common stock to the public at a price of $26.00 per share. The underwriters propose to offer the shares of common stock to certain dealers at the same price less a concession of not more than $0.94 per share. After the offering, these figures may be changed by the underwriters.

The shares sold in this offering are expected to be ready for delivery on or about September 2, 2014, against payment in immediately available funds. The underwriters may reject all or part of any order.

We have granted to the underwriters an option to purchase up to an additional 360,000 shares of common stock from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus supplement, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, the underwriters will become obligated, subject to certain conditions, to purchase the shares for which they exercise the option.

The table below summarizes the underwriting discounts that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.  In addition to the underwriting discount, we have agreed to pay up to $200,000 of the fees and expenses of the underwriters, which may include the fees and expenses of counsel to the underwriters. These fees and expenses of the underwriters are not included in the underwriting discounts set forth in the table below. The underwriting discount and reimbursable expenses the underwriters may receive were determined through arms’ length negotiations between us and the underwriters.

	Per Share	Total with no Over-Allotment	Total with Over-Allotment
Underwriting discount to be paid by us	$1.56	$3,744,000.00	$4,305,600.00

We estimate that the total expenses of this offering, excluding underwriting discounts, will be $600,000.

We also have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

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We and each of our directors and officers have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of Craig-Hallum Capital Group LLC for a period of 90 days after the date of this prospectus supplement. These lock-up agreements provide limited exceptions and their restrictions may be waived at any time by Craig-Hallum Capital Group LLC.

To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in our common stock for their own account by selling more shares of common stock than we have sold to the underwriters. The underwriters may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

In addition, the underwriters may stabilize or maintain the price of our common stock by bidding for or purchasing shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of our common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters and selling group members may also engage in passive market making transactions in our common stock on the NASDAQ Global Select Market. Passive market making consists of displaying bids on the NASDAQ Global Select Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

The underwriters may facilitate the marketing of this offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus supplement online and place orders online or through their financial advisors.

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LEGAL MATTERS

Latham & Watkins LLP, Los Angeles, California, will pass upon certain legal matters relating to the issuance and sale of the securities on behalf of the Company. Faegre Baker Daniels LLP, Minneapolis, Minnesota, will act as counsel to the underwriters.

EXPERTS

The consolidated financial statements of Motorcar Parts of America, Inc. appearing in Motorcar Parts of America, Inc.’s Annual Report (Form 10-K) for the year ended March 31, 2014 (including the schedule appearing therein), and the effectiveness of Motorcar Parts of America, Inc.’s internal control over financial reporting as of March 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

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PROSPECTUS

MOTORCAR PARTS OF AMERICA, INC.

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

We may offer and sell, from time to time in one or more offerings, up to $100,000,000 in the aggregate of any combination of the securities described in this prospectus on terms to be determined at the time of offering. The following are types of securities we may offer and sell:

●	shares of our common stock;

●	shares of our preferred stock;

●	debt securities, which may be senior debt securities or subordinated debt securities and may be convertible or non-convertible, as well as secured or unsecured

We may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

Our common stock is traded on the Nasdaq Global Market under the symbol “MPAA.”  Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks.  Risks associated with an investment in our securities will be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described under “Risk Factors” on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2014.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings, up to a maximum aggregate offering price of $100,000,000.

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities described in the prospectus we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. Information filed with the SEC subsequent to the date of this prospectus and prior to the termination of the particular offering referred to in the prospectus supplement will automatically be deemed to update and supersede inconsistent information contained in this prospectus. You should read in their entirety both this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document, regardless of the time of delivery of this prospectus, any accompanying prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since then.

Unless the context requires otherwise, the words “we,” “us,” “our” and “Company” refer to Motorcar Parts of America, Inc. and its subsidiaries taken as a whole.  For purposes of this prospectus, the term “securityholders” shall refer to the holders of our common stock.

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SUMMARY

This summary does not contain all of the information you should consider before investing in any securities offered pursuant to this prospectus.  You should carefully read this entire prospectus and any applicable prospectus supplement, including each of the documents incorporated herein or therein by reference, before making an investment decision.  For instructions on how to find copies of these documents, see “Where You Can Find More Information.”  Our principal executive offices are located at 2929 California Street, Torrance, California 90503 and our telephone number is (310) 212-7910.

About Motorcar Parts of America, Inc.

We are a leading manufacturer, remanufacturer, and distributor of aftermarket automobile parts.  After the Bankruptcy, as defined below, we have one reportable segment.  Within this segment, we manufacture and remanufacture alternators and starters for import and domestic cars, light trucks, heavy duty, agricultural and industrial applications.  For our fiscal year ended March 31, 2013, we reported revenues of $406,266,000 and a net loss of $91,511,000.  For the nine month period ended December 31, 2013, we reported revenues of $181,987,000 and net income of $104,292,000.

On June 10, 2013, certain of Motorcar Parts of America, Inc.’s subsidiaries, Fenwick Automotive Products Limited, or FAPL, Introcan, Inc., or Introcan, and Introcan’s direct and indirect subsidiaries, Flo-Pro Inc., LH Distribution Inc., Rafko Logistics Inc., Rafko Holdings Inc. and Rafko Enterprises Inc., or collectively the Debtors, each filed a voluntary petition for relief under Chapter 7 of Title 11 of the United States Code in the U.S. Bankruptcy Court for the District of Delaware, or the Bankruptcy. George L. Miller has been appointed as the Chapter 7 Trustee of the Bankruptcy and is in the process of liquidating the Debtors’ assets.

The aftermarket for automobile parts is divided into two markets.  The first market is the do-it-yourself, or DIY, market, which is generally serviced by the large retail chain outlets.  Consumers who purchase parts from the DIY channel generally install parts into their vehicles themselves.  In most cases, this is a less expensive alternative than having the repair performed by a professional installer.  The second market is the professional installer market, commonly known as the do-it-for-me, or DIFM, market.  This market is serviced by the traditional warehouse distributors, the dealer networks, and the commercial divisions of retail chains.  Generally, the consumer in this channel is a professional parts installer.  Our products are distributed to both the DIY and DIFM markets and are distributed predominantly throughout North America.  We sell our products to the largest auto parts retail and traditional warehouse chains and to major automobile manufacturers for both their aftermarket programs and their warranty replacement programs.  Demand and replacement rates for aftermarket remanufactured automobile parts generally increase with the age of vehicles and increases in miles driven.

Historically, the largest share of our business was in the DIY market.  While that is still the case, our DIFM business is now a significant part of our business.  In difficult economic times, we believe consumers are more likely to purchase lower cost replacement parts in both the DIY and DIFM markets.  We focus on supplying both these channels with the most cost efficient replacement parts for the consumer to purchase.

The DIFM market is an attractive opportunity for growth.  We are positioned to benefit from this market opportunity in two ways:  (1) our auto parts retail customers are expanding their efforts to target the DIFM market and (2) we sell our products under private label and our own brand names directly to suppliers that focus on professional installers.  In addition, we sell our products to original equipment manufacturers for distribution to the professional installer both for warranty replacement and their general aftermarket channels.  We have been successful in growing sales in our rotating electrical segment to this market.

While we continually seek to diversify our customer base, we currently derive, and have historically derived, a substantial portion of our sales from a small number of large customers.  To mitigate the risk associated with this concentration of sales, we have or are renegotiating long-term agreements with many of our major customers.  The increased demand for product as a result of entering into these longer-term agreements often requires that we increase our inventories, accounts payable and personnel.  Customer demands that we purchase their remanufactured core inventory have also been a significant and an additional strain on our available working capital.  The marketing and other allowances we typically grant our customers in connection with our new or expanded customer relationships adversely impact the near-term revenues, profitability and associated cash flows from these arrangements.  However, we believe the investment we make in these new or expanded customer relationships will improve our overall liquidity and cash flow from operations over time.

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RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks.  You should carefully consider the specific risks set forth under “Risk Factors” in the applicable prospectus supplement, under “Risk Factors” under Item 1A of Part I of our Annual Report on Form 10-K, as amended by our Annual Report on Form 10-K/A, for the fiscal year ended March 31, 2013 and under “Risk Factors” under Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended December 31, 2013, incorporated by reference herein, and all of the other information contained or incorporated by reference in this prospectus before making an investment decision.  For more information, see “Information Incorporated by Reference.” Although we are currently compliant with the covenants under the Financing Agreement, we have obtained amendments and waivers from time to time in the past as described under “Summary” and cannot assure you that we will not seek or obtain any amendments or waivers in the future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this prospectus and the information incorporated by reference herein may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, Section 21 of the Exchange Act and pursuant to the Private Securities Litigation Reform Act of 1995.  Such statements are based upon current expectations that involve risks and uncertainties.  For example, words such as “may,” “will,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements.  Various factors could cause actual results to differ materially from those projected in such statements.  These factors include, but are not limited to:

●	concentration of sales to certain customers;

●	changes in our relationship with any of our major customers;

●	the increasing customer pressure for lower prices and more favorable payment and other terms;

●	the increasing demands on our working capital;

●	the significant strain on working capital associated with large remanufactured core inventory purchases from customers;

●	our ability to obtain any additional financing we may seek or require;

●	our ability to achieve positive cash flows from operations;

●	potential future changes in our previously reported results as a result of the identification and correction of errors in our accounting policies or procedures or the potential material weaknesses in our internal controls over financial reporting;

●	lower revenues than anticipated from new and existing relationships;

●	our failure to meet the financial covenants or the other obligations set forth in our bank credit agreements and the banks’ refusal to waive any such defaults;

●	any meaningful difference between projected production needs and ultimate sales to our customers;

●	increases in interest rates;

●	changes in the financial condition of any of our major customers;

●	the impact of higher gasoline prices;

●	the potential for changes in consumer spending, consumer preferences and general economic conditions;

●	increased competition in the automotive parts industry, including increased competition from Chinese and other offshore manufacturers;

●	difficulty in obtaining used cores and component parts or increases in the costs of those parts;

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●	political, criminal or economic instability in any of the foreign countries where we conduct operations;

●	currency exchange fluctuations;

●	unforeseen increases in operating costs; and

●	other factors discussed in this prospectus and the information incorporated by reference herein.

Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements.  Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made.  You should read carefully this prospectus and the information incorporated herein by reference as described under the heading “Information Incorporated by Reference,” completely and with the understanding that our actual future performance may be materially different from what we expect.  We hereby qualify all of our forward-looking statements by these cautionary statements.  Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities as set forth in the applicable prospectus supplement relating to such offered securities. We will have significant discretion in how to use the net proceeds, which may include working capital and general corporate purposes as well as significant strategic transactions.

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RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Nine Months Ended December 31,	Year Ended March 31,
	2013	2013	2012	2011	2010	2009
Ratio of Earnings to Fixed Charges(1)	1.49	2.23	3.75	4.22	3.72	2.26

(1)	In computing the ratio of earnings to fixed charges: (i) earnings were calculated from income, before income taxes and fixed charges; and (ii) fixed charges were computed from interest expense and the estimated interest included in rental expense.

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DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to our Certificate of Incorporation, as amended, or certificate of incorporation, and Amended and Restated By-Laws, as amended, or bylaws, which are incorporated by reference herein as well as applicable provisions of New York law.

Authorized Capital Stock

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Shares Outstanding. As of April 8, 2014, we had 15,082,645 shares of common stock outstanding, held of record by 23 securityholders.  As of April 8, 2014, we had an aggregate of 1,793,229 shares of common stock reserved for issuance upon exercise of outstanding stock options granted under our 1994 Employee Stock Option Plan, 1996 Employee Stock Option Plan, 1994 Non-Employee Director Stock Option Plan, 2003 Long-Term Incentive Plan, 2004 Non-Employee Director Stock Option Plan, 2010 Incentive Award Plan and 2014 Non-Employee Director Incentive Award Plan and an aggregate of 516,129 shares of common stock reserved for exercise of outstanding warrants at an initial exercise price of $7.75 per share.

Voting Rights.  The holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of securityholders, including the election of directors. Our securityholders do not have cumulative voting rights in the election of directors.  Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose.

Dividends.  Subject to preferences that may be applicable to any other class or series of securities then outstanding, holders of common stock are entitled to receive dividends when, as, and if declared by our board of directors out of legally available funds.

Liquidation.  Subject to preferences that may be applicable to any other class or series of securities then outstanding, the holders of common stock will be entitled to receive, on a pro rata basis, all our remaining assets available for distribution to securityholders in the event of our liquidation (whether voluntary or involuntary), dissolution or winding up.

Rights and Preferences. Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the common stock.

Fully Paid and Nonassessable.  All outstanding shares of our common stock are fully paid and nonassessable and the shares of common stock offered hereby will be fully paid and nonassessable.

Certificate of Incorporation and Bylaw Provisions.  See “Certain Provisions of New York Law and Our Charter and Bylaws” for a description of provisions of our certificate of incorporation and bylaws which may have the effect of delaying changes in our control or management.

Transfer Agent and Registrar.  The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, New York 10004, and can be reached at (212) 509-4000.  Our shares of common stock are listed on the NASDAQ Global Market under the symbol “MPAA.”

Preferred Stock

Our certificate of incorporation, as amended, authorizes our Board, without the approval of our stockholders, to provide for the issuance of the preferred stock in  series, to establish  the number of shares to be included in each such series and to fix the designation, relative rights, preferences and limitations of the shares of each such series including, without limitation, redemption rights, dividend rights, liquidation preferences, and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

The authority possessed by our Board to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest, or otherwise by making such attempts more difficult or more costly. Our Board may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock. There are no current agreements or understandings with respect to the issuance of preferred stock and our Board has no present intention to issue any shares of preferred stock.

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CERTAIN PROVISIONS OF NEW YORK LAW AND OUR CHARTER AND BYLAWS

The following summarizes certain provisions of our certificate of incorporation and bylaws.  The summary does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and bylaws, which are incorporated by reference herein.

General

Some provisions of New York law, our certificate of incorporation and our bylaws contain provisions that could make the following transactions more difficult:  acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors.  It is possible that these provisions could make it more difficult to accomplish or could deter transactions that securityholders may otherwise consider to be in their best interests or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids.  These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.  We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Securityholder Meetings

Our bylaws provide that a special meeting of securityholders may be called only by our board of directors, chairman of the board or president.

Requirements for Advance Notification of Securityholder Nomination of Proposals

Our bylaws establish advance notice procedures with respect to securityholder proposals and the nomination of candidates for election as directors.

Securityholder Action by Written Consent

Our bylaws provide that securityholders may act by written consent without a meeting.

Election and Removal of Directors

Our bylaws provide that each of our directors serves until the next annual meeting and until a successor is elected and qualified or until his prior death, resignation or removal.  Any vacancy in our board of directors, including any vacancy created by an increase in the number of directors, may be filled by a majority of the directors then in office after the vacancy has occurred.  Any director appointed to fill a vacancy will hold office until the next annual meeting and until his successor is elected and qualified.  Our bylaws provide that no director will be removed except for cause by the vote of (i) the holders of at least a majority of our outstanding shares of capital stock entitled to vote at an election of directors or (ii) a majority of the entire board of directors.

New York Anti-Takeover Statute

We are subject to Section 912 of New York Business Corporation Law, which prohibits persons deemed “interested shareholders” from engaging in a “business combination” with a New York corporation for five years following the date these persons become interested shareholders unless the business combination is, or the transaction in which the person became an interested shareholder was, approved in a prescribed manner or another prescribed exception applies.  Generally, an “interested shareholder” is a person who, together with affiliates and associates, owns, or within five years prior to the determination of interested securityholder status did own, 20% or more of a corporation’s outstanding voting stock.  Generally, a “business combination” includes a merger, consolidation, asset or stock sale, or other transaction resulting in a financial benefit to the interested shareholder.  The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

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The provisions of New York law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts.  These provisions may also have the effect of preventing changes in our management.  It is possible that these provisions could make it more difficult to accomplish transactions that securityholders may otherwise deem to be in their best interests.

Limitation on Liability

Our certificate of incorporation provides for indemnification of directors, officers and other persons to the fullest extent allowed by law.  It also provides that a director of the Company shall not be personally liable to the Company or its securityholders for damages for any breach of duty as a director, except if (i) a judgment or final adjudication adverse to the director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled or (iii) the director’s acts violated Section 719 of the New York Business Corporation Law.

Our bylaws require indemnification of an officer or director of the Company who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company; provided, that no indemnification shall be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to such director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.  The indemnification provided by our certificate of incorporation is not exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of uninvolved securityholders, directors or otherwise.

Our bylaws also provide that we may advance expenses incurred by a director or officer in defending any actions in advance of their final dispositions and that we may purchase and maintain insurance covering its directors and officers and any other persons to the maximum extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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DESCRIPTION OF DEBT SECURITIES

We may offer debt securities, which may be senior debt securities or subordinated debt securities and may be convertible or non-convertible, as well as secured or unsecured.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and a trustee to be named in the indenture. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (the “TIA”). You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and indenture supplement, if any, in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

●	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

●	whether the debt securities will be senior or subordinated;

●	whether the debt securities will be secured or unsecured and the terms of any securities agreement or arrangement;

●	any applicable subordination provisions for any subordinated debt securities;

●	the maturity date(s) or method for determining the same;

●	the interest rate(s) or the method for determining the same;

●	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest shall be payable in cash or additional securities;

●	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

●	redemption or early repayment provisions, including at our option or at the option of the holders;

●	authorized denominations;

●	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

●	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

●	whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date as which the securities are dated if other than the date of original issuance;

●	amount of discount or premium, if any, with which such debt securities will be issued;

●	any covenants applicable to the particular debt securities being issued;

●	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

●	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

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●	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

●	the time period within which, the manner in which and the terms and conditions upon which the holders of the debt securities or the company can select the payment currency;

●	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

●	any restriction or conditions on the transferability of the debt securities;

●	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

●	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

●	additions or changes to the provisions for the defeasance of the debt securities or to provisions related to satisfaction and discharge of the indenture;

●	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

●	any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, may constitute a single series of securities under the indenture.

We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. We will describe in the applicable prospectus supplement information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of US$2,000 and any integral multiples in excess thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

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Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

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PLAN OF DISTRIBUTION

We may sell the securities under this prospectus in one or more of the following ways (or in any combination) from time to time:

●	to or through one or more underwriters or dealers;

●	in short or long transactions;

●	directly to investors;

●	through agents; or

●	through a combination of these methods.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

●	in privately negotiated transactions;

●	in one or more transactions at a fixed price or prices, which may be changed from time to time;

●	in “at-the-market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

●	at prices related to those prevailing market prices; or

●	at negotiated prices.

As applicable, we and our underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of the securities. We will set forth in a prospectus supplement the terms and offering of securities by us, including:

●	the names of any underwriters, dealers or agents;

●	any agency fees or underwriting discounts or commissions and other items constituting agents’ or underwriters’ compensation;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	details regarding over-allotment options under which underwriters may purchase additional securities from us, if any;

●	the purchase price of the securities being offered and the proceeds we will receive from the sale;

●	the public offering price; and

●	the securities exchanges on which such securities may be listed, if any.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions from time to time. If the applicable prospectus supplement indicates, in connection with those derivative transactions, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative transactions to close out any related open borrowings of securities. The third parties (or affiliates of such third parties) in such sale transactions by us will be underwriters and will be identified in an applicable prospectus supplement (or a post-effective amendment). We may also sell securities under this prospectus upon the exercise of rights that may be issued to our securityholders.

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

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Underwriters, Agents and Dealers

If underwriters are used in the sale of our securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with which we have a material relationship and will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell the securities through agents from time to time. When we sell securities through agents, the prospectus supplement will name any agent involved in the offer or sale of securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters, dealers and agents may contract for or otherwise be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of our securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of our securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement for any securities offered by us will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of our securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect these transactions may have on the price of our securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

Underwriters, broker-dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us for which they receive compensation.

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Stabilization Activities

In connection with an offering through underwriters, an underwriter may, to the extent permitted by applicable rules and regulations, purchase and sell securities in the open market. These transactions, to the extent permitted by applicable rules and regulations, may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering, if any. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales, which may be prohibited or restricted by applicable rules and regulations, are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents. In this case, no agents, underwriters or dealers would be involved. We may sell securities upon the exercise of rights that we may issue to our securityholders. We may also sell securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

At-the-Market Offerings

To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell our securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such agreement will be set forth in more detail in a prospectus supplement to this prospectus.

Trading Market and Listing of Securities

Any common stock sold pursuant to a prospectus supplement will be listed on the NASDAQ Global Market. The securities other than common stock may or may not be listed on a national securities exchange. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

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LEGAL MATTERS

Latham & Watkins LLP, Los Angeles, California, will provide an opinion with respect to the validity of the securities.

EXPERTS

The consolidated financial statements of Motorcar Parts of America, Inc. appearing in Motorcar Parts of America, Inc.’s Annual Report (Form 10-K) for the year ended March 31, 2013 (including schedule appearing therein), and the effectiveness of Motorcar Parts of America, Inc.’s internal control over financial reporting as of March 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549.  You can request copies of these documents by writing to the SEC and paying a fee for the copying cost.  Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities.  Our SEC filings are also available at the SEC’s website at http://www.sec.gov.

This prospectus and any accompanying prospectus supplement are only part of a registration statement on Form S-1 that we have filed with the SEC under the Securities Act, and therefore omit certain information contained in the registration statement.  We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document.  You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the SEC’s public reference facilities or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We also maintain a website at www.motorcarparts.com through which you can access our filings with the SEC.  The information contained in, or accessible through, our website is not a part of this prospectus.

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INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information from other documents that we file with them, which means that we can disclose important information to you by referring you to those documents.  Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference the documents listed below, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K:

(a)	our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, filed with the SEC on June 17, 2013, as amended by the Annual Report on Form 10-K/A, filed with the SEC on July 29, 2013;

(b)	our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2013, September 30, 2013, and December 31, 2013, filed with the SEC on August 9, 2013, November 13, 2013, and February 10, 2014, respectively, and our Quarterly Report on Form 10-Q/A for the quarter ending September 30, 2013, filed with the SEC on February 10, 2014;

(c)	our Current Reports on Form 8-K filed with the SEC on April 2, 2013, May 16, 2013, July 15, 2013, August 12, 2013, August 30, 2013, October 10, 2013, November 12, 2013; and

(d)	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on March 2, 1994, including any amendments or reports filed for the purpose of updating such description.

These documents may also be accessed on our website at www.motorcarparts.com.  The information contained in, or accessible through, our website is not a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these filings at no cost, by writing or calling us at the following address or telephone number:

Motorcar Parts of America, Inc.

2929 California Street

Torrance, California 90503

(310) 972-4015

Attention: Michael M. Umansky, General Counsel

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2,400,000 Shares

Motorcar Parts of America, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Craig-Hallum Capital Group	Roth Capital Partners
Co-Manager
B. Riley & Co.

The date of this prospectus is August 27, 2014